UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 31, 2010
Date of Report (Date of earliest event reported)

BARK GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53530	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ostergade 17-19, 3rd Floor, Copenhagen K, Denmark	DK-1100
(Address of principal executive offices)	(Zip Code)

+45 7026 9926
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

The board of directors of Bark Group Inc. (“we” or the “Company”) determined on August 31, 2010 to dispose of the business operations of Bark Copenhagen which include the Company’s Danish media operations. The disposition will be completed by way of a liquidation of the assets of Bark Copenhagen, with realized proceeds being applied to repay associated debt. The liquidation process is anticipated to commence in September 2010 and to be completed by February 2011. The board’s objective in undertaking the disposition is to reduce the Company’s debt and to focus the business on the recently acquired Swedish operations of Tre Kronor Media. It is anticipated that the assets of Bark Copenhagen will not be sufficient to pay out in full the associated debt.

The Company at present is investigating the costs associated with the disposition and is unable in good faith to make a determination of the estimated cots to complete the disposition of Bark Copenhagen. The Company will file an amendment to this Current Report on Form 8-K once the board completes a determination as to the estimated costs of disposal.

Item 2.06 Material Impairments

The Company’s board of directors anticipates that a material charge for impairment in the range of $1.5 million to the assets comprising Bark Copenhagen’s Danish media business will be required under generally accepted accounting principles as a consequence of the disposition referred to above in Item 2.05 .

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Document

99.1	News Release dated August 31, 2010.(1)

(1)    Filed as an exhibit to this current report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARK GROUP, INC.

Date: September 7, 2010	By:
/s/ Bent Helvang
Name: Bent Helvang
Title: Chairman & Secretary